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                                                                       EXHIBIT 2

                                   GUARANTEE

     Guarantee, dated as of August 21, 1997, by and between Bucyrus International, Inc., a Delaware corporation (the "Company") and American Industrial Partners Capital Fund II, L.P., a Delaware limited partnership ("Guarantor").

     WHEREAS, each of American Industrial Partners Acquisition Company, LLC, a Delaware limited liability company ("Parent"), and Bucyrus Acquisition Corporation, a Delaware corporation (the "Purchaser"), is a direct or indirect, wholly-owned subsidiary of Guarantor; and

     WHEREAS, the Company, Parent, and the Purchaser have entered into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith; and

     WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, the Purchaser will make a cash tender offer (the "Offer") to acquire all shares of the issued and outstanding common stock, $.01 par value, of the Company (the "Shares"), for $18.00 per share net to the seller in cash; and

     WHEREAS, as an inducement to the Company to enter into the Merger Agreement, the Guarantor has agreed to enter into this agreement;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Guarantor hereby agree as follows:

     1. Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, for the benefit of the Company the performance of all obligations of Parent or the Purchaser pursuant to the Merger Agreement; provided, however, that the aggregate liability to which the Guarantor may become subject pursuant to this Guarantee or otherwise in connection with the transactions contemplated by the Merger Agreement shall not in any event exceed $7,000,000.

     2. Guarantor covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in this Guarantee. This Guarantee shall not be affected by, and shall remain in full force and effect notwithstanding, any bankruptcy, insolvency, liquidation, or reorganization of Parent or the Purchaser or Guarantor.

     3. Guarantor agrees to pay, on demand, and to save the Company harmless against liability for, any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred or expended by the Company in connection with the enforcement of or preservation of any rights under this Guarantee.

     4. Guarantor hereby represents, warrants and covenants to the Company as follows:

          a. Guarantor is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Guarantor has the necessary power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

          b. Guarantor has all requisite legal power and authority to enter into this Guarantee. The Guarantor has all requisite legal power and authority to carry out and perform its obligations under the terms of this Guarantee. The Guarantee constitutes the valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws or equitable principles relating to or affecting creditors' rights generally.

          c. All partnership action on the part of Guarantor and its general partner and limited partners necessary to authorize the execution, delivery and performance of this Guarantee has been taken.

     5. This Guarantee shall be deemed to be a contract under the laws of the State of Delaware and shall for all purposes be governed by and construed in accordance with the laws of such State.
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     6. This Guarantee shall terminate and be of no further force or effect upon the earliest of (i) the consummation of the Merger (as defined in the Merger Agreement), (ii) October 7, 2004, or (iii) the performance of all obligations of Parent and the Purchaser pursuant to the Merger Agreement.

     IN WITNESS WHEREOF, each of the Company and Guarantor have caused this Guarantee to be executed on its behalf by its officers thereunto duly authorized, all as on the date first above written.

                                            BUCYRUS INTERNATIONAL, INC.

                                            By:    /s/ W. R. HILDEBRAND
                                              ----------------------------------
                                                       W. R. Hildebrand
                                                President and Chief Executive
                                                            Officer

                                            AMERICAN INDUSTRIAL PARTNERS
                                            CAPITAL FUND II, L.P.

                                            By:   /s/ W. RICHARD BINGHAM
                                              ----------------------------------
                                                      W. Richard Bingham

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